UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CASCADE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

Fellow Shareholders:

Cascade Corporation’s 2007 Annual Meeting will take place on Tuesday, June 5, 2007, at 10:00 a.m., Pacific Daylight Time, at our corporate headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon, 97204-9718, for the following purposes:

1.     To elect two directors to serve three-year terms.

2.     To approve the amendment and restatement of the Cascade Corporation Stock Appreciation Rights Plan to permit the issuance of restricted shares of Cascade common stock and to change the name of the plan to the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan.

3.     To transact such other business as may properly come before the meeting or any postponement or adjournment of the meeting.

Shareholders of record at the close of business on April 24, 2007 will be entitled to vote at the meeting.

IF YOU DO NOT EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE SO THAT YOUR SHARES WILL BE VOTED. THE ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Cordially,
James S. Osterman
Chairman
Portland, Oregon April 20, 2007

PROXY STATEMENT

This proxy statement, which is being mailed to shareholders on or about May 4, 2007, is furnished in connection with the solicitation of proxies by our Board of Directors (“Board”) to be used at the annual meeting of shareholders to be held at our corporate headquarters, 2201 N.E. 201st Avenue, Fairview, Oregon, 97204-9718, at 10:00 a.m., Pacific Daylight Time, on June 5, 2007.

We will bear the entire cost of proxy solicitation, which will be primarily by mail or electronically. Proxies may also be solicited personally and by telephone by our directors and officers without additional compensation. We may make arrangements with brokerage houses and other custodians to send proxies and proxy-soliciting materials to their principals, and may reimburse them for their expenses.

Our Board has fixed the close of business on April 24, 2007, as the record date for determining the holders of our common shares that are entitled to notice of and to vote at the annual meeting. At the close of business on March 30, 2007, 11,810,742 common shares were outstanding. This approximates the number of shares we anticipate to be outstanding and entitled to vote as of the record date, April 24, 2007. Each common share is entitled to one vote on all matters that properly come before the annual meeting. A quorum of shareholders will be established at the meeting if a majority of our outstanding common shares entitled to vote are present in person or represented by proxy.

Unless directed otherwise, the accompanying proxy will be voted (1) for the election of each of the nominees for director proposed by the Board or, if any of them is unable to serve, for another nominee designated by the Board, and (2) for approval of the amendment and restatement of the Cascade Corporation Stock Appreciation Rights Plan (“SAR Plan”), except that shares held through a broker or other nominee who is a New York Stock Exchange (“NYSE”) member organization will only be voted in favor of the amendment and restatement of the SAR Plan if the shareholder provides specific voting instructions to the broker or other nominee to vote the shares in favor of that proposal. Election of directors will be determined by a plurality of the votes cast. Abstentions or broker non-votes will have no effect on the required vote on any matter. Approval of the amendment and restatement of the SAR Plan requires the affirmative vote of a majority of the total votes cast, which total must represent over 50% of all outstanding shares (including shares subject to broker-non-votes). You may revoke your proxy at any time before it is voted at the meeting by providing written notice of the revocation to our Corporate Secretary or by attending the meeting and voting in person.

PROPOSAL 1:                 ELECTION OF DIRECTORS

Our Board currently consists of six directors, which our Bylaws divide into three groups. The term of office of one group expires at each annual meeting. This year the terms of Nicholas R. Lardy, Ph.D. and Nancy A. Wilgenbusch, Ph.D. expire. Each is nominated to a term ending in 2010.

NOMINEES

NICHOLAS R. LARDY, Ph.D.	Director since 1993	Age 61

Dr. Lardy became a Senior Fellow of the Institute for International Economics, a policy research institution in Washington, D.C., in 2003. He served as a Senior Fellow at The Brookings Institution, also in Washington, D.C., from 1995 to 2003.

NANCY A. WILGENBUSCH, Ph.D.	Director since 1997	Age 59

Dr. Wilgenbusch has served as President of Marylhurst University since 1984. She currently serves as a director of West Coast Bancorp and Scottish Power. She also chairs the Oregon Regional Advisory Board for PacifiCorp and is a trustee of the Tax-Free Trust of Oregon.

Term Expires 2008

ROBERT C. WARREN, JR.	Director since 1982	Age 58

Mr. Warren has served as our President and Chief Executive Officer since 1996. He was President and Chief Operating Officer prior to 1996, and was formerly Vice President—Marketing. He is a Director of ESCO Corporation, a privately held manufacturer of high alloy steel products.

HENRY W. WESSINGER II	Director since 1998	Age 53

Mr. Wessinger has been Vice President—Senior Portfolio Manager of UBS Financial Services since December 2006. Previously, he was Senior Vice President, Ragen MacKenzie, a Division of Wells Fargo Investments, LLC since 1990. He serves as Treasurer of the Wessinger Foundation, and Trustee of the Catlin Gabel School and Chair of its Endowment Committee.

Term Expires 2009

DUANE C. McDOUGALL	Director since 2002	Age 55

Mr. McDougall served as President and Chief Executive officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Operating Officer, Chief Accounting Officer and in other positions during his 21 year tenure with Willamette Industries, Inc. He serves as a Director of the following publicly held companies: The Greenbrier Companies, Inc., InFocus Corporation and West Coast Bancorp.

JAMES S. OSTERMAN	Director since 1994	Age 69

Mr. Osterman has been President and Chief Executive Officer and a Director of Blount International, Inc. (Blount), a diversified international manufacturing company, since 2002. He is also currently the Chairman of Blount. He served as President of Outdoor Products Group, Oregon Cutting Systems Division of Blount, Inc., from 1986 to 2002.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

We are committed to conducting our operations in accordance with accepted principles of good corporate governance and to applying the highest standards of ethical and legal conduct in our business dealings. Our Corporate Governance Guidelines and our Code of Ethics & Business Responsibilities for Directors, Officers and Employees are available on our website at www.cascorp.com. and in print to any shareholder who requests them.

Board Independence

Our Corporate Governance Guidelines provide that a majority of the Board must meet the criteria for independence established by applicable law and the requirements of the NYSE. The Board has determined that all of the current directors other than Mr. Warren, our President and Chief Executive Officer, are independent in accordance with applicable law and NYSE requirements. In making its determination, the Board applied the following director independence standards, which reflect the NYSE director independence standards currently in effect:

•       No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with Cascade or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with Cascade or any of its subsidiaries);

•       A director who is an employee, or whose immediate family member is an executive officer of Cascade or any of its subsidiaries is not independent. Such director will become independent three years after the end of such employment relationship;

•       A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from Cascade or any of its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent. Such director will become independent three years after he or she ceases to receive more than $100,000 per year in such compensation;

•       A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of Cascade or any of its subsidiaries is not independent. Such director will become independent three years after the end of the affiliation or the employment or auditing relationship;

•       A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of Cascade’s or any of its subsidiaries’ present executives serve on that company’s compensation committee is not independent. Such director will become independent three years after the end of such service or the employment relationship; and

•       A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, Cascade or any of its subsidiaries for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent until three years after such payments cease to exceed such threshold.

The Board has also determined that those directors who serve on the Audit, Compensation and Nominating and Governance Committees of the Board are independent in accordance with applicable law and NYSE requirements.

Board Committees and Meetings

The Board currently has standing Audit, Compensation and Nominating and Governance Committees. During the year ended January 31, 2007, each director attended at least 75% in aggregate of the meetings of the Board and committees on which he or she served. The members of the committees and the number of meetings held during the year are identified in the following table.

Director	Board	Audit	Nominating and Governance	Compensation
Nicholas R. Lardy	X	X		X (Chair)
Duane C. McDougall	X	X (Chair)	X	X
James S. Osterman	X (Chair)	X	X	X
Robert C. Warren, Jr.	X
Henry W. Wessinger II	X	X	X (Chair)	X
Nancy A. Wilgenbusch	X	X	X
Number of meetings	5	5	2	4

Directors are encouraged to attend the annual meeting of shareholders, absent unavoidable circumstances which do not permit attendance. All directors attended the 2006 annual meeting of shareholders.

Audit Committee

The Audit Committee assists the Board with oversight of the integrity of our financial statements, the independent qualifications and independence, the performance of our internal audit function and registered public accounting firm’s and our compliance with legal and regulatory requirements. The Audit Committee is also charged with the responsibility for satisfying itself that our system of internal controls is reasonably adequate and is operating effectively; that our systems, procedures and policies provide reasonable assurance that financial information is fairly presented; that overall annual audit coverage is satisfactory and is designed to provide reasonable assurance that our financial statements fairly reflect our financial condition and the results of our operations and that appropriate standards of business conduct are established and observed. The report of the Audit Committee is included in this proxy statement on page 21. The charter of the Audit Committee is available at www.cascorp.com and in print to any shareholder who requests it.

Each member of the Audit Committee is independent in accordance with applicable Securities and Exchange Commission rules and NYSE requirements. The Board has determined that Mr. McDougall qualifies as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission. The Board has also determined that Mr. McDougall’s service on the Audit Committees of The Greenbrier Companies, Inc., InFocus Corporation and West Coast Bancorp does not impair his ability to serve on our Audit Committee.

Compensation Committee

The Compensation Committee provides assistance to the Board in fulfilling its responsibilities related to the compensation of the directors and key management personnel of the Company. The Compensation Committee is authorized to delegate its authority to subcommittees it may form. Each member of the Compensation Committee is independent in accordance with the requirements of the NYSE. Specific responsibilities of the Compensation Committee include:

•       Reviewing and discussing with management the Compensation Discussion and Analysis and other executive compensation disclosures included in our proxy statement and issuing an annual report on executive compensation in connection therewith;

•       Annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer (“CEO”);

•       Evaluating the CEO’s performance and making recommendations regarding the CEO’s compensation level based on the evaluation for approval by the independent members of the Board;

•       Reviewing and making recommendations to the Board with respect to the compensation of our key management personnel and directors;

•       Reviewing and making recommendations to the Board with respect to our incentive and equity based compensation plans;

•       Conducting an annual evaluation of the Compensation Committee’s performance in fulfilling its duties and responsibilities;

•       Making regular reports to the Board.

The report of the Compensation Committee is included in this proxy statement on page 17. The charter of the Compensation Committee is available on our website at www.cascorp.com. and in print to any shareholder who requests it.

Nominating and Governance Committee

The Nominating and Governance Committee provides oversight on issues surrounding the composition and operation of the Board, including identifying individuals qualified to serve on the Board, recommending to the Board director nominees for election at our annual meeting of shareholders or for appointment by the Board to fill existing or newly created vacancies on the Board, identifying members of the Board to serve on and to chair each Board committee, developing and revising as appropriate our Corporate Governance Guidelines and recommending such guidelines or revisions to the Board. Other responsibilities of the Nominating and Governance Committee include reviewing the charters of each Board committee and, when necessary or appropriate, recommending changes in such charters to the Board, overseeing the annual evaluation by the Board of itself and its members, overseeing the Board’s evaluation of management, conducting an annual evaluation of its performance in fulfilling its duties and responsibilities and making regular reports to the Board, monitoring the development of best practices regarding corporate governance and taking a leadership role in shaping corporate governance. Each member of the Nominating and Governance Committee is independent in accordance with the requirements of the NYSE. The charter of the Nominating and Governance Committee is available on our website at www.cascorp.com. and in print to any shareholder who requests it.

The policy of the Nominating and Governance Committee is to consider recommendations for director nominees submitted by shareholders. Shareholders requesting the Nominating and Governance Committee to consider their recommendations for nominees should submit their recommendations, together with appropriate biographical information and qualifications, in writing to the Nominating and Governance Committee. Nominee recommendations should be addressed to:

Corporate Secretary
Cascade Corporation
Post Office Box 20187
Portland, OR 97294-0187

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee. Under these criteria, nominees should possess the highest personal and professional ethics, a background and expertise useful to Cascade and complementary to and different from the background of the other directors and a willingness to devote the required time to the duties and responsibilities of Board membership. In fulfilling its responsibility to identify individuals qualified to serve on the Board and recommending to the Board nominees for election at our annual meeting of shareholders or for appointment by the Board to fill an existing or newly created vacancy on the Board, the Nominating and Governance Committee evaluates the Board’s effectiveness and composition. This includes consideration of the business and professional backgrounds of directors, their age, current employment, community service and other board service, as well as the racial, ethnic and gender diversity of the Board.

When nominating a candidate to fill a vacancy created by the expiration of the term of a member of the Board, the Nominating and Governance Committee determines whether the incumbent director is willing to stand for re-election. If so, the committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with our business, the director’s history of attendance at board and committee meetings, and the director’s preparation for and participation in such meetings. When nominating a candidate to fill a vacancy where the committee has determined that an incumbent director should not or is not willing to stand for re-election or where the need to add a new board member has been identified, the Committee initiates a candidate search by seeking input from members of the Board and senior management, considering recommendations submitted by shareholders and hiring a search firm, if necessary.

The nominating process begins by identifying a candidate or group of candidates, including any candidates who may be submitted by shareholders, who will satisfy specific criteria and otherwise qualify for membership on the Board. These candidates are then presented to the Nominating and Governance Committee, which ranks the candidates. The Chairman, the CEO and at least one member of the Nominating and Governance Committee interview the prospective candidate or candidates. Other Board members are offered the opportunity to interview candidates. The Nominating and Governance Committee then meets to consider and approve the final candidate or candidates and to recommend and seek the endorsement of the full Board.

Executive Sessions

Non-management directors meet in executive session without management in conjunction with at least one Board meeting each quarter and may also meet at other times. Mr. Osterman, as our Chairman, presides at all executive sessions.

Contacting the Board

Individuals may contact the Board as a group or an individual director at the following mailing address:

Board of Directors
Attention: Corporate Secretary
Cascade Corporation
Post Office Box 20187
Portland, OR 97294-0187

The name of the individual director or group of directors to whom the communication is directed should be clearly specified. Communications will be promptly forwarded by the Corporate Secretary to the specified director addressees or to Mr. Osterman if the communication is addressed to the full Board. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2008 Annual Meeting of Shareholders should follow the procedures specified under “Shareholder Proposals” below. Shareholders wishing to recommend nominees for the Board should follow the procedures specified under “Corporate Governance and Other Board Matters—Nominating and Governance Committee.”

Director Compensation

The following table summarizes the compensation paid to our non-employee directors for the fiscal year ended January 31, 2007:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Nicholas R. Lardy	$49,000	—	$25,591	—	—	—	$74,591
Duane C. McDougall	$55,500	—	$30,791	—	—	—	$86,291
James S. Osterman	$95,500	—	$25,591	—	—	—	$121,091
Henry W. Wessinger II	$49,000	—	$25,591	—	—	—	$74,591
Nancy A. Wilgenbusch	$35,000	—	$25,591	—	—	—	$60,591

(1)          Amounts reflect the expense recognized for accounting purposes calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) “Share-Based Payment” (“SFAS 123R’’) with respect to stock appreciation rights (“SARs”) granted in fiscal 2007, 2006 and

2005 and stock options granted prior to fiscal 2005. Assumptions used in calculating the expense under SFAS 123R are described in Note 9 to our Consolidated Financial Statements included in our fiscal 2007 Form 10-K, except that the deduction related to estimated forfeitures has been disregarded in calculating the expense for the above table. Additional details regarding the terms of awards under the SAR plan are described in the following tables: “Summary Compensation Table,” “Grants of Plan-Based Awards in fiscal 2007” and “Outstanding Equity Awards at Fiscal Year-End.” Each non-employee director received an award of 2,700 SARs on June 6, 2006, with a base or grant price of $37.05. The grant date fair value of this SAR award, computed in accordance with SFAS 123R, was $15.24 per SAR.

At January 31, 2007, the non-employee directors had outstanding stock option awards for the following number of shares: Dr. Lardy, 4,000; Mr. McDougall, 5,000; Mr. Osterman, 5,000; Mr. Wessinger, none; and Dr. Wilgenbusch, 5,000. At January 31, 2007, the non-employee directors also had the following number of outstanding SARs: Dr. Lardy, 10,400; Mr. McDougall, 10,400; Mr. Osterman, 10,400; Mr. Wessinger, 9,150; and Dr. Wilgenbusch, 10,400.

The Chairman of the Board receives a $75,000 annual retainer. The Chair of the Audit Committee receives a retainer of $36,000 and the chairs of the Compensation Committee and the Nominating and Governance Committee each receive retainers of $30,000. All other non-employee directors receive a $24,000 annual retainer. Non-employee directors also receive $1,500 for each Board and committee meeting attended.

Under the Cascade Corporation Stock Appreciation Rights Plan approved by our shareholders, each non-employee director is awarded 5,000 SARs upon initial election as a director and an annual award of 2,700 SARs following each annual meeting of shareholders. The directors are reimbursed for travel and other expenses attendant to Board membership.

PROPOSAL 2:             APPROVAL OF AMENDMENT TO THE CASCADE CORPORATION STOCK APPRECIATION RIGHTS PLAN

This proposal asks that the shareholders approve the amendment and restatement of the Stock Appreciation Rights Plan to:

•       permit the issuance of restricted shares of Cascade common stock to key employees;

•       provide for the award of restricted shares to directors totaling $60,000 in value following each future annual meeting of shareholders; and

•       change the name of the plan to the Cascade Corporation Stock Appreciation Rights and Restricted Stock Plan (“SAR Plan”).

The provisions of the SAR Plan regarding the issuance of stock appreciation rights are substantially unchanged and the total number of Cascade common shares that may be issued under the plan remains at 750,000. The Board adopted the amendment and restatement on April 5, 2007, subject to shareholder approval. A copy of the SAR Plan, marked to show the proposed amendment and restatement, is attached to this proxy statement as Appendix A.

The amendment to the SAR Plan provides for the award of Cascade common shares to key executive employees as determined by the Compensation Committee. The award of shares is subject to certain terms and conditions as may be prescribed by the Compensation Committee, including a period during which the employee must remain in Cascade’s employment in order to retain the restricted shares (the “Restriction Period”). The Compensation Committee may at the time of the award provide for the employment restriction to lapse with respect to a portion or portions of the award at different times during the Restriction Period . If the employment requirement has been met, all restrictions imposed by the award lapse upon the expiration of the Restriction Period. Any dividends declared on the restricted shares will be paid to the recipient.

The Board recommends that you vote to approve the amendment and restatement of the SAR Plan.

Summary of the SAR Plan as Proposed to be Amended and Restated

The following is a summary and not a complete description of the SAR Plan:

Purpose

The purpose of the SAR Plan is to recognize the contribution of executives to our success, provide them with incentives to enhance our business prospects and recognize their role and that of the Board in increasing shareholder value over the long term.

Term

The SAR Plan will remain in effect until all SARs granted under the SAR Plan have been exercised or expired and all restrictions on restricted shares have lapsed. However, no SARs or restricted shares may be granted under the SAR Plan after May 31, 2013.

Administration

The SAR Plan is administered by the Compensation Committee. Subject to the provisions of the SAR Plan, the Compensation Committee may designate employee participants, determine the amount and other terms and conditions of awards of SARs and restricted shares to employees (with such determinations subject to Board approval in the case of awards to officers), adopt and amend rules and regulations relating to administration of the SAR Plan, advance the lapse of any waiting period, accelerate any exercise date and make all other determinations necessary or desirable in its judgment for the administration of the SAR Plan.

Eligibility

Awards of SARs and restricted shares under the SAR Plan may be granted to key employees that the Compensation Committee deems eligible. To date, 37 employees have been granted awards under the SAR Plan. Each of the five current non-employee Directors was awarded 5,000 SARs upon the approval of the SAR Plan by the shareholders in May 2004, received 1,000 SARs following the 2004 annual meeting of shareholders, and 2,700 SARs following the 2005 and the 2006 annual meetings.  Each Director will be awarded restricted shares totaling $60,000 in value (based upon the closing price of a Cascade share on the date of grant)  following each future annual meeting of the shareholders under the SAR Plan as amended and restated.

Terms of Stock Appreciation Rights

The price of each SAR will be established by the Compensation Committee and may not be less than the fair market value of a share of our common stock on the date the SAR is granted. The fair market value of a share of our common stock will be equal to the closing price of the stock as quoted on the NYSE or if not so quoted, as otherwise determined under the terms of the SAR Plan. SARs may be exercised during the period determined by the Compensation Committee, but no SAR will be exercisable after 10 years from the date of grant. The total number of shares of Cascade common stock that may be issued under the SAR Plan as amended, whether upon exercise of SARs or through grants of restricted shares, remains at 750,000, subject to adjustment for changes in capitalization. In addition, the number of shares of Cascade common stock that may be issued to any one individual upon the exercise of SARs granted in any single Cascade fiscal year  remains limited to 100,000, subject to adjustment for changes in capitalization. During a participant’s lifetime, SARs granted to a participant are exercisable only by the participant, the participant’s payee pursuant to a valid domestic relations court order, or by a legally designated guardian or conservator. With the prior consent of the Compensation Committee, SARs may be transferred to a trust for the participant’s benefit established for estate planning purposes.

Terms of Restricted Shares

The award of restricted shares is subject to certain terms and conditions as the Compensation Committee may prescribe, including a period of time during which the employee must remain in Cascade’s employment in order to retain the restricted shares (the ‘Restriction Period”). The Compensation Committee may at the time of the restricted share award provide for the employment restriction to lapse with respect to a portion or portions of the award at different times during the Restriction Period and may waive restrictions in the event of retirement or death of an employee participant. If the employment requirement has been met, all restrictions imposed by the award lapse upon the expiration of the Restriction Period. Failure to meet the employment requirement causes the award to be forfeited. Any dividends declared on restricted shares shall be paid to the recipient. Restricted shares may be voted upon issues to come before the shareholders, but may not be sold, assigned, transferred, pledged or otherwise disposed of during the Restriction Period and each share certificate must contain a legend giving notice of the restrictions applicable to the shares. All restrictions on shares issued to directors will lapse when the director reaches the mandatory retirement age for directors or dies.

Changes in Capital Structure and Similar Transactions

In general, if the outstanding shares of our common stock are increased, decreased or changed into or exchanged for a different number or kind of shares by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, the Compensation Committee will make appropriate adjustments in the price and number of outstanding SARs then unexercised,  so that the participant’s proportionate interest before and after the occurrence of the event is maintained. Except where our shareholders receive capital stock of another corporation (“Exchange Stock”) in exchange for their Cascade common shares in any transaction involving a merger, consolidation, reorganization, or plan of exchange (an “Exchange Transaction”), in the event of a merger, consolidation, reorganization, plan of exchange, or liquidation involving Cascade as a result of which our shareholders receive cash, stock, or other property in exchange for or in connection with their common shares (an “Accelerating Event”), any SAR granted under the SAR Plan will terminate, but the participant will have the right during the 30-day period immediately prior to any such Accelerating Event to elect to exercise SARs awarded him or her, in whole or in part, without any limitation on exercisability; provided, however, that such exercise will be deemed to occur immediately prior to such Accelerating Event and will be contingent upon the occurrence of such Accelerating Event. If our shareholders receive Exchange Stock in an Exchange Transaction, all SARs granted under the SAR Plan will be converted into SARs and awards measured by the Exchange Stock, unless the Compensation Committee determines that any or all such SARs will not be converted but will instead terminate in accordance with the provisions of the SAR Plan. The amount and price of converted SARs will be determined by adjusting the amount and price of awards granted under the SAR Plan to take into account the relative values of the Exchange Stock and our common shares in the transaction.

Amendment

The Board may modify or amend the SAR Plan as it deems advisable because of changes in the law while the SAR Plan is in effect or for any other reason; however, amendments which (a) increase the number of shares available under the Plan (other than increases solely to reflect changes in our corporate structure affecting our common stock); (b) change the types of awards available under the Plan; (c) extend the term of the Plan; or (d) constitute a “material revision” to the Plan or other modification will be subject to shareholder approval pursuant to the New York Stock Exchange Corporate Governance Listing Standards. No change in an award already granted can be made without the written consent of the holder of such award.

Other Information

A new plan benefits table, as described in the proxy rules of the Securities and Exchange Commission, is not provided because benefits under the SAR Plan will depend on the Compensation Committee’s actions and the fair market value of our common stock at future dates. It is therefore not possible to determine the benefits that will be received by non-employee directors and other key employees if the amendment and restatement of the SAR Plan is approved by our shareholders.

U.S. Federal Income Tax Consequences

A participant will not recognize taxable income upon the grant of a SAR. Upon the exercise of a SAR, a participant will recognize taxable ordinary income equal to the difference between the fair market value of the underlying shares on the date of exercise and the grant or base price of the SAR.

A recipient of restricted shares generally will be subject to tax at ordinary income rates on the fair market value of the restricted shares at such time as the restrictions applicable to the shares lapse. However, a recipient may elect under Section 83(b) of the Internal Revenue Code of 1986 (“Code”) within 30 days of the date of receiving the restricted shares to recognize ordinary income on the date of receipt equal to the fair market value of such restricted shares (determined without regard to the restrictions). Unless a Section 83(b) election has been made, any dividends received with respect to restricted shares generally will be treated as compensation that is taxable as ordinary income to the participant.

In general, Cascade will be entitled to a deduction in the same amount and at the same time a participant recognizes ordinary income provided that among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” under Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about equity awards under the Cascade Corporation 1995 Senior Managers Stock Incentive Plan, under which no future awards may be issued, and the Cascade Corporation Stock Appreciation Rights Plan. These are our only equity compensation plans in effect as of January 31, 2007, the end of our last fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by security holders	1,057,569	$25.27	193,388
Equity compensation plans not approved by security holders	—	—	—
Total	1,057,569		193,388

(1)          The number of common shares to be issued upon the exercise of outstanding SARs was calculated by determining the difference between $59.88, the closing price of Cascade common stock on March 30, 2007, and the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs outstanding, and then dividing the product by the closing price of Cascade common stock on March 30, 2007.

(2)          The number of shares that may be issued under the Stock Appreciation Rights Plan is limited to 750,000. The number of common shares remaining available for future issuance under the Stock Appreciation Rights Plan was calculated by deducting from 750,000 the number of shares of common stock that are to be issued upon the exercise of presently outstanding SARs as determined pursuant to footnote (1) and the number of shares which have been issued upon exercise of SARs since the Stock Appreciation Rights Plan’s inception.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This section describes our compensation philosophy and practices with respect to our executive officers, which include our principal executive officer, principal financial officer and our three other most highly-compensated executive officers for our fiscal year ended January 31, 2007. These individuals are referred to in this proxy statement as our “named executive officers.” The named executive officers are: Robert C. Warren, Jr., President and Chief Executive Officer; Terry H. Cathey, Senior Vice President and Chief Operating Officer; Richard S. Anderson, Senior Vice President and Chief Financial Officer; Gregory S. Anderson, Senior Vice President—Human Resources; and Joseph G. Pointer, Vice President—Finance. Our named executive officers have a combined total of 134 years with Cascade Corporation. This section also explains the structure and rationale for each element of the named executive officers’ total compensation, and provides important context for the detailed disclosure tables and specific compensation amounts contained in this proxy statement.

Compensation Committee

The Compensation Committee consists of four directors, all of whom are independent in accordance with NYSE requirements. Nicholas R. Lardy, Ph.D., serves as the Chair of the Compensation Committee. The other members of the Committee are Duane C. McDougall, James S. Osterman and

Henry W. Wessinger II. The Committee is appointed by, and provides assistance to, the Board in fulfilling its responsibilities relating to the compensation of the Company’s executive officers and directors. Additional information regarding the Compensation Committee can be found in this proxy statement under “Corporate Governance and Other Board Matters—Compensation Committee.”

Compensation Philosophy and Objectives

We believe our success is largely dependent on our ability to attract and retain superior executive talent with demonstrated leadership abilities and extensive management experience. We also believe that motivating and rewarding our executives for high levels of performance contributes to long-term shareholder value. Accordingly, we seek to attract and retain executive talent by providing market-competitive base compensation and then reward executives for producing superior results. We do so by evaluating executive performance on the basis of key financial measures that we believe are closely correlated to building shareholder value. These key financial measures are income before taxes and return on average assets.

Our basic compensation philosophy breaks compensation into three areas: base salary, annual incentive and long-term incentive. Base salaries should approximate the market median or mean for executives with like responsibilities in comparable companies and industries. The annual incentive is intended to drive executive performance to fully realize Cascade’s earnings potential. The long-term incentive, in the form of stock-based compensation, is intended to promote a longer-term focus by maximizing net income relative to existing assets and promoting growth through the acquisition of assets with superior income potential. In evaluating overall compensation, the Compensation Committee believes the combination of base salary, annual incentive and long-term incentive, when compared to executives with like responsibilities in comparable companies and industries, should be in the 50th to 75th percentile when our performance is judged to be good, and above the 75th percentile when performance is judged to be excellent.

Compensation Consultants

The Compensation Committee has in the past engaged a compensation consultant to provide guidance on executive compensation plan design and structure, prepare market competitive compensation data and recommend appropriate compensation ranges for executives, including the named executive officers. In 2006, the Compensation Committee retained Mercer Human Resource Consulting (“Mercer”) to assist with several projects. One project focused on a competitive market analysis of base pay, annual incentive and total direct compensation. Additional projects included an analysis of market competitive long-term incentive plans, restricted stock plan design and market competitive director compensation. The Compensation Committee selected Mercer based on their position as a recognized market leader in global compensation consulting. Mercer is independent and reports directly to the Compensation Committee.

Role of Executives in Compensation Committee Activity

The Compensation Committee is responsible for and makes all decisions regarding compensation for all of our executive officers. The Compensation Committee’s normal practice is to request the CEO and Senior Vice President—Human Resources to attend Compensation Committee meetings for the purpose of providing information on company and individual performance. With respect to the compensation of the CEO, the Compensation Committee discusses its evaluation of the CEO’s performance and compensation with him, but the final determination and all votes regarding his compensation are made without the CEO present.

Compensation Committee Activity

During fiscal 2007, the Compensation Committee met four times to consider and act on the following issues:

•       Mercer’s assessment that grants of SARs to executive officers and other senior management, coupled with increases in the market price of our common shares, threatened to substantially reduce the number of SARs available for plan participants.

•       Review of a proposal to adopt a restricted stock plan to provide another competitive long-term incentive in addition to grants of SARs.

•       Recommend Board approval of annual incentive bonuses for executive officers and establish performance measures for executive incentive awards under the fiscal 2007 annual incentive plan.

•       Evaluate competitive market data provided by Mercer and approve annual base salaries for executive officers and other officers.

•       Evaluate the CEO’s performance, identify new corporate performance objectives and recommend compensation adjustments to the Board.

•       Review and approve competitive director compensation adjustments based on data from Mercer and the National Association of Corporate Directors (NACD) 2006 Director Compensation Report.

•       Review SARs plan performance relative to established return on average assets (“ROAA”) targets and approve SARs grants for executive officers, officers and other senior managers.

Determination of Compensation Levels

Overall compensation levels of named executive officers are based on a number of factors including the individual’s experience, expertise, position and responsibility level, pay levels of peers with comparable responsibility within Cascade, competitive pay levels for similar positions with other companies and the performance of the individual and Cascade as a whole. In determining pay levels, the Compensation Committee considers all forms of compensation and benefits and uses outside consultant surveys and guidance to assist with the evaluation.

In fiscal 2007, Mercer conducted an extensive review of executive compensation and provided guidance and advice to the Compensation Committee in establishing executive pay levels. Mercer’s work included both an analysis of peer group compensation as described in more detail below and a review of data from appropriate compensation surveys. These surveys contained information from national databases and included Mercer’s Executive Compensation Survey, Mercer’s Manufacturing Compensation Survey and Watson Wyatt’s Top Management Compensation Survey. Survey data covered base pay, annual incentive and long-term incentive.

In making compensation decisions, a major data source used by the Compensation Committee in establishing market competitive pay levels for our executive officers is the compensation information disclosed by a peer group of similar-size public companies in the industrial machinery and equipment manufacturing industry. Key measures used in selecting the peer group include annual revenue, market capitalization, total assets, number of employees and annualized total shareholder return. The companies that make up the peer group for fiscal 2007 are:

Actuant Corporation	Gehl Company
Alamo Group, Inc.	IDEX Corporation
Ampco—Pittsburgh Corporation	Lindsay Manufacturing Company
Astec Industries, Inc.	Nordson Corporation
Columbus McKinnon Corporation

Elements of Fiscal 2007 Executive Compensation

For fiscal 2007, the main components of compensation for named executive officers were base salary, annual cash incentive compensation, and long-term equity incentive compensation, and perquisites and other personal benefits.

Base Salary

Base salaries are intended to approximate the market mean or median for executives with like responsibilities in comparable companies and industries. Base salaries are normally reviewed by the Compensation Committee on an annual basis and adjustments made every 12 to 24 months. Base salary increases for fiscal 2007 were approved by the Compensation Committee in April 2006.

Annual Cash Incentive Compensation.

A key principle of our compensation philosophy is that executives should have a significant portion of their total compensation package at risk through an annual cash incentive program. The goal of the executive incentive plan (“Executive Incentive Plan”) is to reward the named executive officers and other senior management who are directly responsible for our performance.

Annual cash incentive payments in fiscal 2007 were structured to encourage the building of shareholder value by maximizing our pre-tax income. The named executive officers were eligible to receive a specified percentage (depending on position) of pre-tax income before non-recurring income or expense items, incentive payments and certain other expenses (“IBT”) once IBT exceeds $32 million. The percentage of IBT each named executive officer was entitled to receive increased if the IBT exceeded $40 million, and increased again if IBT exceeded $60 million. Maximum IBT allowed for calculating the annual incentive payment was $65 million. In addition to the level of IBT, the percentages used for calculating the annual incentive payment range from .14% to .99% of IBT depending on the position of the individual. The program allows the Compensation Committee to adjust an individual’s annual calculated award from 80% to 120% based on individual performance.

The Compensation Committee approved the IBT thresholds and the specified percentage of IBT each named executive officer was entitled to receive in December 2005. Cash incentive payments were approved and paid in April 2007. Actual IBT for fiscal 2007 was $69.3 million. This was an 11% increase over fiscal 2006 IBT, which was also an all-time record performance. As a result of fiscal 2007 IBT exceeding $65 million, the named executive officers received the maximum annual incentive award available under the plan, with the exception of Mr. Warren, whose incentive payment was reduced by 10% due to results from our European operations that were below expectations. Fiscal 2007 annual incentive awards for the named executive officers are shown in the Summary of Compensation Table on page 17.

Long-term Equity Incentive Compensation.

We use long-term equity incentives to encourage ownership, promote retention and align the interests of executives with the long-term interests of shareholders. The Compensation Committee believes this contributes to the commitment and loyalty of our named executive officers and other officers. To accomplish these objectives, we grant SARs to named executive officers and other executives and senior managers who the Compensation Committee determines have the greatest ability to influence our performance. An additional key objective of the SAR Plan is to promote retention of future Company leaders in line with our succession planning efforts.

Long-term equity incentive compensation awarded in fiscal 2007 consisted of awards of SARs under our SAR Plan. In accordance with our long-standing practice, the awards of SARs were made on the date of our annual meeting of shareholders, June 6, 2006, with a base or grant price equal to the fair market value of our common stock on that date. The SARs have a term of 10 years and become exercisable on an annual basis ratably over four years. The number of SARs awarded to the named executive officers in fiscal 2007, except for the CEO as noted below, was determined using grant ranges established by the Compensation Committee based on job responsibility with minimum, target and maximum grants based on our ROAA, defined as net income before extraordinary items divided by the average total consolidated assets. The Compensation Committee determined ROAA performance targets based on historical Company performance, expected future performance, consultant’s market survey data and sufficient stretch in ROAA performance.

Our fiscal 2006 ROAA was 15.0%, therefore the SARs allowed were the maximum permitted under the guidelines set by the Compensation Committee. At the request of the Compensation Committee, our management and Mercer conducted a review of our long-term incentive compensation program in March, 2006. The review indicated the value of SARs grants to named executive officers, officers and senior managers were substantially above competitive market values, due in significant part to the increase in the price of our common shares. Moreover, under the award guidelines for SARs, continued strong ROAA performance would rapidly exhaust the limit of 750,000 common shares issuable under the SAR Plan. This could result in the possibility that not enough SARs would be available for grant as part of our long-term incentive compensation component in the future.

Taking these considerations into account, the Compensation Committee decided to limit awards in fiscal 2007 to 50% of the earned amount as follows:

Name	Number of SARs
R. C. Warren, Jr.	3,500	(1)
R. S. Anderson	25,000
T. H. Cathey	25,000
G. S. Anderson	25,000
J. G. Pointer	17,500

(1)          Award reduced from 37,500 SARs to 3,500 SARs based on a recommendation by R. C. Warren, Jr. to help assure there would be sufficient shares remaining for grants in future years under the SAR Plan. The Compensation Committee accepted the recommendation.

In addition, the Compensation Committee substantially lowered the guidelines for future SARs award levels to be more closely aligned with market competitive long-term incentive and total direct compensation levels.

The ROAA performance targets established by the Committee for fiscal 2007 are for SARs to be awarded in fiscal 2008. The ROAA targets are as follows: Minimum level—10%; Target level—12%; Maximum level—14%.

Perquisites and Other Personal Benefits.

We provide the named executive officers with the use of a company automobile and reimburse them for personal income taxes attributable to such use. We also contribute to each named executive officer’s 401(k) plan account. These perquisites and other personal benefits, which the Compensation Committee believes are reasonable and consistent with our overall compensation program and objectives, are provided to allow us to attract and retain executive talent.

Change in Control Agreements

In 2000, the Compensation Committee approved change in control agreements (“CICs”) for Robert C. Warren, Jr., Richard S. Anderson and Terry H. Cathey. The CICs were implemented to help us retain these executives, particularly after a change of control has been proposed, and remain competitive in the market.

Benefits under the CICs are payable to the executives upon involuntary termination coupled with the occurrence of a change of control event. These events include:

•       A change in the composition of a majority of the Board over a 24 month period.

•       Sale or transfer of all or substantially all of our assets in complete liquidation or dissolution.

•       Merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred.

•       Acquisition by a person or group of related persons of securities possessing more than 35% of the total combined voting power of our outstanding securities, pursuant to a transaction which the Board does not recommend to our shareholders.

We believe our approach requiring both an involuntary termination and a change in control is more reasonable and reflective of our intent to compensate the executive in the event of a termination of employment. CICs provided by some other companies provide executives with benefits solely upon the occurrence of a change in control.

The Compensation Committee does not consider the CICs for purposes of determining the annual compensation levels as discussed in “Determination of Compensation Levels.”

Internal Revenue Code Section 162(m).

Section 162(m) of the Internal Revenue Code limits to $1 million the amount of our tax deduction for certain compensation paid to the CEO and the named executive officers. Certain qualifying “performance-based” compensation is not subject to the $1 million deduction limit, including compensation related to SARs issued under our Stock Appreciation Rights Plan. However, annual cash incentive amounts payable under our executive incentive program and compensation related to awards under our 1995 Senior Managers’ Incentive Stock Option Plan do not meet the requirements for exemption from the $1 million limit. For fiscal 2007, Mr. Warren was the only executive to exceed the $1 million limit and his compensation in excess of that amount will not be deductible by us. The Compensation Committee intends to preserve the tax deductibility of executive compensation to the extent practicable but reserves the right to recommend future compensation that does not comply with the Section 162(m) requirements for deductibility if it concludes that this is in the best interests of Cascade.

Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Cascade’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007.

COMPENSATION COMMITTEE
Nicholas R. Lardy, Chair
Duane C. McDougall
James S. Osterman
Henry W. Wessinger II

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(3)	Total
Robert C. Warren, Jr., President and Chief Executive Officer	2007	$ 460,000	—	—	$ 509,531	$ 579,600	—	$ 34,402	$ 1,583,533
Terry H. Cathey, Senior Vice President and Chief Operating Officer	2007	$ 275,000	—	—	$ 368,319	$ 324,000	—	$ 35,123	$ 1,002,442
Richard S. Anderson, Senior Vice President and Chief Financial Officer	2007	$ 275,000	—	—	$ 368,319	$ 324,000	—	$ 38,452	$ 1,005,771
Gregory S. Anderson, Senior Vice President—Human Resources	2007	$ 190,000	—	—	$ 355,614	$ 198,000	—	$ 34,031	$ 777,645
Joseph G. Pointer, Vice President—Finance	2007	$ 190,000	—	—	$ 255,815	$ 198,000	—	$ 31,083	$ 674,898

(1)                Amounts reflect the expense recognized for accounting purposes calculated in accordance with SFAS 123R with respect to SARs granted in fiscal 2007, 2006, and 2005 and stock options granted prior to 2005. Assumptions used in calculating expense as required by SFAS 123R are described in Note 9 to our Consolidated Financial Statements included in our 2007 Form 10-K, except that the deduction related to estimated forfeitures has been disregarded in calculating the expense for the above table. Additional details regarding the terms of awards under the SAR Plan and Stock Option Plan are described in the following tables: “Grants of Plan-Based Awards in fiscal 2007” and “Outstanding Equity Awards at Fiscal Year-End.”

(2)                Amounts reflect annual executive incentive payments earned for fiscal 2007 and paid in April 2007 under the executive plan (“Executive Incentive”). Named executive officers were eligible to receive a specified percentage (depending on position) of pre-tax income before non-recurring income or expense items, incentive payments and certain other expenses (“IBT”) if IBT exceeded $32 million. The percentage of IBT each named executive officer was entitled to receive increased if IBT exceeded $40 million and increased again if IBT exceeded $50 million. Maximum IBT for purposes of calculating annual incentive payments was $65 million.

(3)                All Other Compensation amounts consist of the following items:

Name	Fiscal Year	Company Automobile Usage(a)	Company Contributions to 401(k) Plan(b)	Total
R.C. Warren, Jr.	2007	$ 16,802	$ 17,600	$ 34,402
T.H. Cathey	2007	$ 17,523	$ 17,600	$ 35,123
R.S. Anderson	2007	$ 20,852	$ 17,600	$ 38,452
G.S. Anderson	2007	$ 18,897	$ 15,134	$ 34,031
J.G. Pointer	2007	$ 15,949	$ 15,134	$ 31,083

(a)                Amounts relate to tax reimbursements related to the use of company automobiles.

(b)               Amounts relate to Cascade 401(k) plan contributions for the benefit of the named executive officers.

Grants of Plan-Based Awards in Fiscal 2007

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Plan Name(1)	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
R.C. Warren, Jr.	SAR	6/6/2006								1,086	$ 37.05	$ 53,340
	Executive Incentive		$ —	$ 322,000	$ 644,000
T.H. Cathey	SAR	6/6/2006								7,758	$ 37.05	$ 381,000
	Executive Incentive		$ —	$ 162,000	$ 324,000
R.S. Anderson	SAR	6/6/2006								7,758	$ 37.05	$ 381,000
	Executive Incentive		$ —	$ 162,000	$ 324,000
G.S. Anderson	SAR	6/6/2006								7,758	$ 37.05	$ 381,000
	Executive Incentive		$ —	$ 99,000	$ 198,000
J.G. Pointer	SAR	6/6/2006								5,430	$ 37.05	$ 266,700
	Executive Incentive		$ —	$ 99,000	$ 198,000

(1)                 Stock Appreciation Rights Plan (“SARs Plan”) and Executive Incentive Plan (“Executive Incentive Plan”)

(2)                 Amounts earned under the fiscal 2007 Executive Incentive Plan, which was approved by the Board in December 2005, are shown in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. These amounts were approved by the Board and paid in April 2007. Additional details regarding the Executive Incentive plan can be found in the “Compensation Discussion and Analysis” section starting on page 11.

(3)                 Amounts shown represent the number of common shares to be issued upon the exercise of SARs granted on June 6, 2006, as part of our annual SARs grant to named executive officers, directors and other key employees. The number of underlying shares was calculated by determining the difference between $53.72, the closing price of Cascade’s common stock on January 31, 2007 and the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs granted and then dividing the product by the closing price of Cascade common stock on January 31, 2007.

(4)                 Exercise or base price of SARs is the closing price of our common stock on the grant date, June 6, 2006.

(5)                 Represents grant date fair value of SARs calculated in accordance with SFAS 123R. Assumptions used in calculating expense as required by SFAS 123R are described in Note 9 to our Consolidated Financial Statements included in our fiscal 2007 Form 10-K, except that the deduction related to estimated forfeitures has been disregarded. Additional details regarding the terms of awards under the SAR plan are described in the following tables: “Summary Compensation Table” and “Outstanding Equity Awards at Fiscal Year-End.”

Outstanding Equity Awards at Fiscal Year-End

	Options Awards							Stock Awards
Name	Grant Year (fiscal)	Number of Securities Underlying Unexercised Options Exercisable(1)	Number of Securities Underlying Unexercised Options Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested	Market Value of Shares or Units of Stock that have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested
R.C. Warren, Jr.	2001	57,000	—			$ 10.93	5/11/2010
	2002	52,273	—			$ 11.22	6/14/2011
	2002	15,240	—			$ 10.51	9/17/2011
	2003	57,000	—			$ 14.05	5/23/2012
	2004	57,675	19,225	(3)		$ 14.12	5/22/2013
	2005	21,827	21,827	(4)		$ 21.15	5/26/2014
	2006	6,324	18,973	(5)		$ 35.60	6/7/2015
	2007	—	1,086	(6)		$ 37.05	6/6/2016
T.H. Cathey	1999	14,500				$ 16.38	5/14/2008
	2003	8,900				$ 14.05	5/23/2012
	2004	—	7,750	(3)		$ 14.12	5/22/2013
	2005	—	14,551	(4)		$ 21.15	5/26/2014
	2006	—	12,649	(5)		$ 35.60	6/7/2015
	2007	—	7,758	(6)		$ 37.05	6/6/2016
R.S. Anderson	2002	10,655	—			$ 10.20	6/14/2011
	2002	4,053	—			$ 9.55	9/17/2011
	2003	20,000	—			$ 14.05	5/23/2012
	2004	23,250	7,750	(3)		$ 14.12	5/22/2013
	2005	14,551	14,551	(4)		$ 21.15	5/26/2014
	2006	4,216	12,649	(5)		$ 35.60	6/7/2015
	2007	—	7,758	(6)		$ 37.05	6/6/2016
G.S. Anderson	1999	11,700	—			$ 16.38	5/14/2008
	2001	15,000	—			$ 9.94	5/11/2010
	2002	13,902	—			$ 10.20	6/14/2011
	2002	4,053	—			$ 9.55	9/17/2011
	2003	15,000	—			$ 14.05	5/23/2012
	2004	—	5,125	(3)		$ 14.12	5/22/2013
	2005	14,551	14,551	(4)		$ 21.15	5/26/2014
	2006	4,216	12,649	(5)		$ 35.60	6/7/2015
	2007	—	7,758	(6)		$ 37.05	6/6/2016
J.G. Pointer	2003	12,040	—			$ 14.05	5/23/2012
	2004	1,375	5,125	(3)		$ 14.12	5/22/2013
	2005	10,004	10,004	(4)		$ 21.15	5/26/2014
	2006	2,951	8,854	(5)		$ 35.60	6/7/2015
	2007	—	5,430	(6)		$ 37.05	6/6/2016

(1)                 SARs were granted during fiscal 2007, 2006 and 2005. Stock options were granted in years prior to fiscal 2005. All awards with expiration dates before 2014 relate to stock options. The number of shares underlying SARs was calculated by determining the difference between $53.72, the closing price of Cascade common stock on January 31, 2007, and the base price of the SARs established at the time of grant, multiplying that figure by the number of SARs held by the officer, and then dividing that difference by the closing price of Cascade common stock on January 31, 2007. The exercise or base price of SARs by grant year is as follows:

Grant Year
2005	$ 21.15
2006	$ 35.60
2007	$ 37.05

(2)                 The exercise or base price of stock options and SARs is the closing price of our common stock on the NYSE on the date of grant.

(3)                 Stock options vest on May 22, 2007.

(4)                 SARs vest as follows: one-half annually on May 26, 2007 and 2008.

(5)                 SARs vest as follows: one-third annually on June 7, 2007, 2008 and 2009.

(6)                 SARs vest as follows: one-fourth annually on June 6, 2007, 2008, 2009 and 2010.

Option Exercises and Stock Vested During Fiscal 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
R.C. Warren, Jr.	—	$ —
T.H. Cathey	63,274	$ 2,706,249
R.S. Anderson	40,532	$ 1,656,745
G.S. Anderson	22,086	$ 793,633
J.G. Pointer	15,013	$ 574,140

(1)          The value realized on exercise equals the difference between the exercise or base price and the closing price of our common stock on the date of exercise, multiplied by the number of options or SARs exercised.

Potential Payments on Termination or Change-in-Control

We have entered into severance agreements with Messrs. Warren, R.S. Anderson and Cathey. Under the agreements, each would be entitled to certain benefits if his employment is involuntarily terminated (other than for cause) within 12 months following a change in control of Cascade. In addition to discharge, involuntary termination includes resignation following a change which materially reduces an individual’s level of responsibility, a 20% reduction in level of compensation, or a relocation of place of employment by more than 50 miles.

The agreements define a change in control of Cascade as (a) a change in the composition of the Board over a period of 24 months or less as a result of contested elections which results in a majority of Board members who were not Board members at the beginning of the period or were not subsequently nominated or elected by the Board; (b) sale, transfer or other disposition of substantially all of Cascade’s assets; (c) a merger or consolidation in which securities with more than 50% of the voting power of all outstanding Cascade securities are transferred to persons different from the holding of such securities prior to the transaction; or (d) the successful acquisition of securities possessing more than 35% of the voting power of all outstanding Cascade securities pursuant to a transaction or series of related transactions that the Board does not recommend for shareholder acceptance or approval.

An officer whose employment is involuntarily terminated following a change in control would receive the following severance benefits: (a) a lump sum payment equal to 2.99 times the officer’s average annual compensation of the prior three years as reported on Form W-2; (b) accelerated vesting of all outstanding stock options and all other stock awards; and (c) continued health coverage for the officer and eligible dependents for a period of 24 months or until the officer is covered by another health plan which provides a substantially similar level of benefits. In order to avoid becoming an excess parachute payment under federal tax laws, the total benefit package is limited to 2.99 times the officer’s average compensation as reported on Form W-2 for the prior five years, subject to certain exceptions, provided under the Code.

Each agreement provides that the officer will not compete with us for a period of 24 months following termination of employment for any reason.

The following table shows the potential payments as described above upon involuntary termination following a change in control on January 31, 2007, for Messrs. Warren, R.S. Anderson and Cathey:

Name	Lump-sum Payment(1)	Accelerated Option/SAR Vesting(2)	Continued Health Coverage(3)	Total
R.C. Warren. Jr.	$1,886,846	$3,011,425	$18,144	$4,916,415
R.S. Anderson	$924,248	$2,184,130	$16,512	$3,124,890
T.H. Cathey	$1,037,707	$1,393,940	$17,016	$2,448,663

(1)          Amounts represent 2.99 times three year average, subject to limitation under Internal Revenue Service guidelines.

(2)          Amounts represent the value of all unvested stock options and SARs at January 31, 2007, which would become fully vested and immediately exercisable under the CICs. Value is determined as the number of options or equivalent shares from SARs multiplied by the difference between exercise or base price and $53.72, the closing price of Cascade’s common stock on January 31, 2007.

(3)          Amounts represent the cost of health care coverage for 24 months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Dr. Lardy and Messrs. McDougall, Osterman and Wessinger, all independent directors. During the fiscal year ended January 31, 2007, none of our executive officers served on the Board of Directors of any entities whose directors or officers serve on our Compensation Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is established pursuant to our Bylaws and its activities are governed by a written charter that is available on our corporate website, www.cascorp.com. The current members of the Audit Committee are Mr. McDougall, Dr. Lardy, Mr. Osterman, Mr. Wessinger and Dr. Wilgenbusch. Each member of the Audit Committee is independent as defined under the applicable rules of the NYSE and the Securities and Exchange Commission. The Board of Directors has determined that Mr. McDougall qualifies as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm and our compliance with legal and regulatory requirements. The Audit Committee is also charged with the responsibility for satisfying itself that our system of internal controls is reasonably adequate and is operating effectively, that our systems, procedures and policies provide reasonable assurance that financial information is fairly presented, overall annual audit coverage is satisfactory and is designed to provide reasonable assurance that our financial statements fairly reflect our financial condition and the results of our operations and that appropriate standards of business conduct are established and observed.

Management is responsible for our internal controls and financial reporting. PricewaterhouseCoopers LLP is responsible for auditing our annual consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board and for issuing a report on those financial statements.

In this context, we report that in discharging our responsibilities and in addition to other work, we:

•       Reviewed and discussed with management and our independent registered public accounting firm our annual consolidated financial statements for the fiscal year ended January 31, 2007, as well as matters related to our internal controls and overall quality of financial reporting.

•       Reviewed our independent registered public accounting firm audit plan for the fiscal year ended January 31, 2007.

•       Discussed with our independent registered public accounting firm the matters that Statement on Auditing Standards No. 61 (Communications with Audit Committees) requires them to discuss with us.

•       Received written disclosures and the letter from our registered public accounting firm required by Independence Standards Board Standard No. 1 relating to their independence from Cascade, and we have discussed with our independent registered public accounting firm their independence from Cascade.

•       Considered whether our independent registered public accounting firm’s non-audit services were compatible with maintaining their independence from Cascade.

Based on the review and discussion referred to above, we recommended to the Board, and the Board approved, that the audited annual consolidated financial statements for the fiscal year ended January 31, 2007 be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE Duane C. McDougall, Chair Nicholas R. Lardy James S. Osterman Henry W. Wessinger II Nancy A. Wilgenbusch

VOTING SECURITIES—STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common shares as of March 30, 2007, by (i) each person or entity who is known by us to own beneficially more than 5% of our common shares, (ii) each of our directors, (iii) each of the named executive officers listed in the Summary Compensation Table on page 16, and (iv) all our directors and executive officers as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
FMR Corp. The total shown reflects an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 10, 2007. 82 Devonshire Street Boston, Massachusetts 02109	1,255,000		10.6%
Royce & Associates, LLC. The total shown reflects an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 18, 2007. 1414 Avenue of the Americas New York, New York 10019	846,900		7.2%
The Robert C. and Nani S. Warren Revocable Trust, of which Nani S. Warren, Robert C. Warren, Jr., and others are Trustees and share investment powers. Mr. Warren has sole voting power. c/o P.O. Box 20187 Portland, Oregon 97294-0187	827,896		7.0%
T. Rowe Price Associates, Inc.. The total shown reflects a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2007. 100 E. Pratt Street Baltimore, Maryland 21202	826,650		7.0%
Warren Holdings, LLC, of which Robert C. Warren, Jr. and Wendy Warren, Mr. Warren’s sister, are managers and share voting and investment power. 82 Swigert Road Washougal, Washington 98671	803,549		6.8%
Barclays Global Investors, N.A. and Barclays Global Fund Advisors. The total shown reflects a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007. 45 Fremont Street San Francisco, California 94105	747,949	(7)	6.3%
Robert J. Davis Family The total shown reflects a Schedule 13D filed with the Securities Exchange Commission on September 12, 2000. Shares are voted as directed by Mr. Robert J. Davis. 17530 Little River Dr. Bend, Oregon 97707	682,100		5.8%
Robert C. Warren, Jr.	407,609	(3)(4)	3.4%
James S. Osterman	13,386		*
Nicholas R. Lardy	12,086	(6)	*
Duane C. McDougall	10,699		*
Nancy A. Wilgenbusch	8,199		*
Henry W. Wessinger II	2,391		*
Richard S. Anderson	109,062	(3)	*

Gregory S. Anderson	105,295	(3)	*
Terry H. Cathey	91,907		*
Joseph G. Pointer	40,096		*
14 Officers and Directors as a Group	2,464,135	(5)	19.8%

*                    Less than 1% of outstanding shares.

(1)          Includes shares issuable upon exercise of currently vested stock options and SARs or stock options and SARs that will vest within 60 days of March 30, 2007, as follows: R.C. Warren, Jr., 300,943, T.H. Cathey, 38,912, R.S. Anderson, 94,061, G.S. Anderson, 93,133, J.G. Pointer, 38,096, N.R. Lardy, 6,699, J.S. Osterman, 7,699, H.W. Wessinger, 1,891, N.A. Wilgenbusch, 7,699, D.C. McDougall, 7,699 and all officers and directors as a group, 628,596. The number of shares issuable upon the exercise of a stock appreciation right was calculated by determining the difference between the closing price of Cascade common stock on March 30, 2007, and the base price of the stock appreciation right established at the time of grant, multiplying that figure by the number of vested SARs held by the officer, director or group, and dividing the product in each case by the closing price of a share of Cascade stock on March 30, 2007.

(2)          No officer or director owns more than 1% of Cascade’s outstanding shares, except for R.C. Warren, Jr.. Mr. Warren may be considered to own beneficially 16.8%, which includes shares held as trustee for The Robert C. and Nani S. Warren Revocable Trust and as a manager of Warren Holdings, LLC.

(3)          Includes shares held for the benefit of these officers by a 401(k) plan as follows: R.C. Warren, Jr., 37,744, R.S. Anderson, 4,507, G.S. Anderson, 209.

(4)          Includes shared voting and investment powers as to 26,580 shares and sole voting and investment powers as to 9,592 shares, all held as fiduciary for the benefit of various family members and 500 shares owned by Mr. Warren’s spouse, as to all which Mr. Warren disclaims beneficial ownership.

(5)          Includes an aggregate of 1,667,617 shares held by officers and directors in fiduciary capacities.

(6)          Includes 1,000 shares held in a trust for the benefit of certain relatives of Dr. Lardy. Dr. Lardy, who is a co-trustee of the trust, disclaims beneficial ownership of such shares.

(7)          Barclay’s Global Investors, NA has sole voting power with respect to 482,874 shares and sole dispositive power with respect to 535,743 shares. Barclays Global Fund Advisors has sole voting and dispositive power with respect to 212,206 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and holders of more than 10% of any class of our shares to file reports regarding their stock ownership and any changes in that ownership with the Securities and Exchange Commission. We believe our executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements during the year ended January 31, 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee will present to the Board at the June 5, 2007 Board meeting a recommendation that PricewaterhouseCoopers LLP serve as Cascade’s independent registered public accounting firm for the fiscal year ending January 31, 2008. Cascade expects representatives of PricewaterhouseCoopers LLP to be present at the meeting. They will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Fees billed for professional services performed by PricewaterhouseCoopers LLP for fiscal years ended January 31, 2007 and 2006 were as follows:

	2007	2006
Audit fees(1)	$1,558,000	$1,762,000
Audit-related fees(2)	49,000	28,000
Tax return preparation and planning activities	102,000	170,000
Other tax fees(3)	51,000	154,000
All other fees(4)	109,000	5,000
	$1,869,000	$2,119,000

(1)          Audit fees represent fees for professional services provided in connection with the audit of our consolidated financial statements and review of our quarterly consolidated financial statements, audit of management’s assessment of internal control effectiveness and audit services provided in connection with other statutory or regulatory filings. Fees billed in 2006 were revised from amounts reported in the proxy statement for our 2006 Annual Meeting due to 2006 fees of $182,000 which were approved after the filing of the proxy.

(2)          Audit-related fees consisted primarily of accounting consultations, employee benefit plan audits and other attestation services.

(3)          Tax fees consisted of transfer pricing services and international, federal and state tax advice.

(4)          All other fees principally included services related to a business acquisition.

Under its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services, including fees and terms, to be performed by our independent registered public accounting firm, unless an exception to pre-approval for de minimus non-audit services exists under the Securities Exchange Act of 1934. Each year, the independent registered accounting firm’s retention to audit our financial statements, including the associated fee, is approved by the Audit Committee before the filing of the preceding year’s annual report on Form 10-K. At the beginning of each fiscal year, management submits to the Audit Committee a summary of all proposed non-audit services expected to be performed by the independent registered public accounting firm in the next year, including a brief description of the project and an estimated project cost. The Audit Committee approves the summary as submitted or with such changes to the scope and nature of work to be performed as it deems desirable. Additional non-audit services identified during the year are submitted to the Audit Committee for approval at the next quarterly Audit Committee meeting. If the services are scheduled to commence prior to the next quarterly meeting, management obtains approval from the Chair of the Audit Committee to proceed with the services. The Chair of the Audit Committee makes the determination at interim dates of whether approval of the entire Audit Committee is needed. In the event the Chair of the Audit Committee is not available to approve non-audit services, a designated Vice-Chair of the Audit Committee can approve such services or determine if approval of the entire Audit Committee is needed. Any approval of non-audit services by the Chair or Vice-Chair of the Audit Committee is reported to the full Audit Committee at each of its scheduled meetings.

Since May 6, 2003, the effective date of the Securities and Exchange Commission rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of PricewaterhouseCoopers LLP was approved in advance by the Audit Committee and none of those engagements made use of the de minimus exception to pre-approval.

OTHER MATTERS

As of the date of this proxy statement, the only matters that we intend to present at the meeting are those set forth in the notice of meeting and in this proxy statement. We know of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or person voting as proxies.

SHAREHOLDER PROPOSALS

Shareholder proposals submitted for inclusion in the proxy materials for the 2008 annual meeting must be received in writing by us no later than January 5, 2008. Any shareholder proposal that is not submitted for inclusion in the proxy materials for the 2008 annual meeting but is instead sought to be presented directly at that meeting will not be considered timely unless appropriate notice is provided to us no later than March 21, 2008. In addition, if we receive notice of a shareholder proposal after March 21, 2007, the persons named as proxies for the 2008 annual meeting will have discretionary voting authority to vote on such proposal at the 2008 annual meeting. Any shareholder making a proposal must have been a registered or beneficial owner of at least one percent of the outstanding common shares or common shares with a market value of at least $2,000 for at least one year prior to submitting the proposal and must continue to own the stock through the date the meeting is held.

ANNUAL REPORT

We are mailing our Annual Report on Form 10-K to shareholders with this Notice of Annual Meeting and Proxy Statement. The Annual Report is not incorporated in the Proxy Statement by reference, nor is it a part of the proxy-soliciting material.

A copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge to record or beneficial shareholders as of the record date. Requests for the form should be addressed to the Secretary, Cascade Corporation, P.O. Box 20187, Portland, Oregon 97294-0180. A copy of the Annual Report on Form 10-K is also available at our website, www.cascorp.com.

Appendix A

CASCADE CORPORATION
STOCK APPRECIATION RIGHTS AND RESTRICTED STOCK PLAN

(As amended and restated and to become effective upon shareholder approval)

1.     Purposes.

This Plan is intended to enable Cascade Corporation (the “Corporation”) to recognize the contribution of executives of the Corporation and its subsidiaries to the Corporation’s success, to provide them incentives to enhance the Corporation’s business prospects and to recognize their role and that of the Board of Directors (the “Board”) in increasing value over the long term.

2.     Effective Date and Duration of Plan.

(a)   Effective Date.   This amended and restated Plan shall become effective upon approval by the shareholders of the Corporation

(b)   Duration.   No stock appreciation rights (“Rights”) or restricted shares of Cascade Corporation common stock (“Restricted Shares”) may be granted under the Plan after May 31, 2013. However, the Plan shall continue in effect until all rights issued under the Plan have been exercised or have expired. The Board may suspend or terminate the Plan at any time, except with respect to outstanding Rights and Restricted Shares. Termination shall not affect any outstanding Rights or Restricted Shares, or the forfeitability of Rights or Restricted Shares granted under the Plan.

3.     Administration.

The Plan shall be administered by the Compensation Committee of the Board (the “Committee”). The Committee shall have full power and authority, subject to the provisions of the Plan, to:

(a)   Designate employee participants;

(b)   Determine the amount and other terms and conditions of Rights to employees, such determinations to be subject to Board approval in the case of grants to officers of the Corporation.

(c)   Determine the amount, conditions and restrictions for grants of Restricted Shares, which may be based upon continuous service with the Company or the attainment of certain performance goals, such determinations to be subject to Board approval in the case of grants to officers of the Corporation, and those terms and conditions of Restricted Share grants to non-employee members of the Board of Directors which are not stated in Section 11 of the Plan.

(d)   Adopt and amend rules and regulations relating to administration of the Plan, advance the lapse of any waiting period, accelerate any exercise date, and make all other determinations in the judgment of the Committee necessary or desirable for the administration of the Plan.

Decisions of the Committee as to interpretation of, any Rights or Restricted Shares granted pursuant to, the Plan and any related agreement shall be final. The Committee in its sole discretion may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any related agreement.

4.     Eligibility.

The Committee may from time to time grant Rights (“Rights”) or Restricted Shares to such key executive employees of the Corporation (“Participants”) or of any subsidiary as the Committee may deem eligible.

5.     Rights / Share Limitation.

(a)   A Right is a right granted under the Plan which enables the holder to receive at the time of exercise an amount, payable solely in the form of Cascade Corporation common shares valued at Fair Market Value, equal to the difference between the Fair Market Value of a single common share of Cascade Corporation stock and the Base Price of a single common share of Cascade Corporation stock.

(b)   In no event shall more than 750,000 Cascade Corporation common shares, as adjusted by the Committee to reflect proportionately any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares in connection with Cascade Corporation common shares be issued pursuant to the Plan.

(c)   In no event shall more than 100,000 Cascade Corporation shares, as adjusted by the Committee to reflect proportionately any recapitalization, reclassification, stock split, combination of shares, or dividend payable in shares in connection with Cascade Corporation common shares, be issued to any one individual pursuant to the exercise of Rights granted to such individual under the Plan in a single fiscal year.

6.     Required Terms and Conditions of Rights.

The Committee may grant Rights under the Plan, subject to such rules, terms, and conditions as the Committee prescribes in accordance with the provisions of the Plan, including the following:

(a)   Base Price.   The Base Price of each Right shall be established by the Committee and may not be less than the Fair Market Value of a common share of Cascade Corporation common stock on the date the grant is made.

(b)   Fair Market Value.   The Fair Market Value of a common share of Cascade Corporation common stock means the closing price quoted on the New York Stock Exchange, or if the shares did not trade that date, on the last prior date on which the shares were traded.

(c)   Maximum Term of Right.   A Right shall be exercisable during such period of time as the Committee may specify, provided that no Right shall be exercisable after the expiration of 10 years from the date on which it is granted.

(d)   Installment Exercise Limitations.   Each grant of Rights shall generally become exercisable in equal cumulative annual installments over such period as the Committee may establish, except to the extent that other terms of exercise are specifically provided by other terms of the Plan. The Committee shall have discretion to establish vesting periods and limitations on amounts to be realized upon exercise in connection with grants it may make.

(e)   Termination of Employment.

(i)    Death.   If a Participant dies while entitled to exercise Rights granted under this Plan, such Rights may be exercised for a period of one year after the Participant’s death. Rights not exercisable at the time of death, and Rights not exercised during the period provided by this subparagraph, will expire. In the event of a Participant’s death, Rights exercisable as of the date of the Participant’s death may be exercised by such beneficiary as the Participant may have designated in writing in a manner determined by the Committee. In the absence of such a designation, the Participant’s estate shall have the right to exercise such Rights.

(ii)   Retirement.   If a Participant terminates employment after age 62 under circumstances which the Committee in its sole discretion deems equivalent to retirement, any Rights the Participant was entitled to exercise at the date of retirement may be exercised for a period of one year following retirement. Rights not exercisable at the time of retirement, and Rights not exercised during the period provided by this subparagraph, will expire. The provisions of this subparagraph (ii) shall apply also to retirements due to physical or mental disability which the Committee determines is of such a nature as to prevent further performance of job duties. Should a retired Participant die while entitled to exercise Rights, the provisions of subparagraph (i) above shall apply to the exercise of such Rights, which may be exercised for a period of one year following the Participant’s death.

(iii)  Other Termination of Employment—Not For Cause.   Should a Participant cease to be employed by the Corporation or its subsidiaries for reasons other than Death or Retirement, any Rights the Participant was entitled to exercise at the date of termination may be exercised for a period of 90 days following termination or, if longer, until 30 days have elapsed following the public dissemination of the Corporation’s financial results for the first fiscal period ending after the termination of the Participant’s employment. Rights not exercisable at the time of termination, and Rights not exercised during such 90-day or extended period, shall expire. Should a terminated Participant die while entitled to exercise Rights, the provisions of subparagraph (i) above shall apply to the exercise of such Rights, which may be exercised for a period of one year following the Participant’s death. The rights granted by this subparagraph (iii) shall not apply to a Participant who is terminated for Cause, or whom the Committee determines in its sole discretion has entered into competition with the Corporation.

(iv)  Termination for Cause.   Participants whose employment is terminated for (A) willful failure to perform reasonable directives of the Corporation’s management; (B) use of alcohol or illegal drugs which interferes with the Participant’s performance of duties in the judgment of the Corporation’s management; (C) dishonesty affecting the Corporation or any related entity or conviction of a felony or any crime involving fraud or misrepresentation; (D) gross negligence or willful misconduct resulting in substantial loss to the Corporation, damage to the Corporation’s reputation, or theft, embezzlement or similar loss to the Corporation; or (E) other conduct which the Committee in its sole discretion determines sufficiently harmful to the interests of the Corporation to constitute cause for termination shall forfeit all outstanding Rights awarded under this Plan.

(f)    Acceleration of Vesting.   The Committee shall have discretion to provide in an individual Participant’s grant agreement, or subsequently, for the exercise of all or a portion of Rights granted to the Participant which would not otherwise be exercisable, in the event of the Participant’s Death or Retirement.

(g)   Exercise.

(i)    Subject to subparagraph (v) of this paragraph (g), the Committee shall establish the time or times for exercise of Rights.

(ii)   Each Right shall entitle the holder, upon exercise, to receive from the Corporation an amount equal in value to the excess of the Fair Market Value on the date of exercise of one Right over its Base Price. Such amount shall be payable solely in the form of Cascade Corporation common shares valued at Fair Market Value. No Right shall be exercisable at a time that the amount determined under this Subsection is negative. No fractional shares shall be issued as payment hereunder.

(iv)  The Corporation shall make no payment hereunder prior to taking steps necessary to assure that it will receive from a participant who has exercised a Right amounts necessary to satisfy any applicable federal, state or local tax withholding requirements, including social security and other normal withholdings.

(v)    Rights may be exercised only during the 30-day period following the third business day after public dissemination of the Corporation’s financial results for any fiscal quarter or for its fiscal year.

(h)   Non-Transferability.   During a Participant’s lifetime, Rights shall be exercisable only by the Participant, the Participant’s payee pursuant to a valid order by a domestic relations court with jurisdiction, or by a legally designated guardian or conservator. With the Committee’s prior consent, a Participant may transfer Rights to a trust for his or her benefit established for estate planning purposes.

7.     Required Terms and Conditions of Restricted Stock Awards.

The Committee may award shares of Cascade common stock to Participants, which shares shall be subject to such terms and conditions as the Committee may prescribe, including the following:

(a)   Employment Requirement.   A recipient of a grant of Restricted Shares must remain in the employment of the Corporation during a period designated by the Committee (“Restriction Period”) in order to retain the shares under the Grant. If the recipient ceases to be employed by the Corporation during the Restriction Period, the Restricted Share grant shall terminate and the shares of Common Stock shall be immediately returned to the Corporation; however, the Committee may, at the time of grant, provide for the employment restriction to lapse with respect to a portion or portions of the Grant of Restricted Shares at different times during the Restriction Period. The Committee shall have discretion to provide for such exceptions to, or waivers of, the employment restriction as it may deem appropriate.

(b)   Lapse of Restrictions.   All restrictions imposed under the Restricted Share grant shall lapse when the restriction period expires if the employment requirement above and any other restrictions or performance goals have been met. The recipient shall then be entitled to certificates representing shares as to which the restriction has expired, with restrictive legends placed pursuant to this Plan removed.

(c)   Dividends.   Any dividends declared on the Restricted Shares during the Restriction Period shall be paid to the recipient.

8.     Changes in Capital Structure, Mergers, Etc.

(a)   Change in Capital Structure.   If the outstanding shares of Common Stock of the Corporation are hereafter increased, decreased or changed into or exchanged for a different number or kind of shares of the Corporation or of another corporation by reason of any recapitalization, reclassification, stock split, combination of shares or dividend payable in shares, the Committee shall make appropriate adjustments in the price and number of outstanding Rights or portions thereof then unexercised, so that the participant’s proportionate interest before and after the occurrence of the event is maintained; provided, however, that this Section 8(a) shall not apply with respect to transactions referred to in Section 8(b). Any such adjustment made by the Committee shall be conclusive.

(b)   Reorganization or Liquidation.

(i)    Cash, Stock or Other Property for Stock.   Except as provided in Section 8(b)(ii), upon a merger, consolidation, reorganization, plan of exchange or liquidation involving the Corporation, as a result of which the shareholders of the Corporation receive cash, stock or other property in exchange for or in connection with their Common Stock (any such transaction to be referred to in this Section 8 as an “Accelerating Event”), any Right granted hereunder shall terminate, except as specified in the first sentence of Section 8(b)(ii), but the employee shall have the right during the 30-day period immediately prior to any such Accelerating Event to elect to exercise Rights awarded him or her, in whole or in part, without any limitation on exercisability; provided, however, that such exercise shall be deemed to occur immediately prior to such Accelerating Event and shall be contingent upon the occurrence of such Accelerating Event.

(ii)   Stock for Stock.   If the shareholders of the Corporation receive capital stock of another Corporation (“Exchange Stock”) in exchange for their Common Stock in any transaction involving a merger, consolidation, reorganization, or plan of exchange, all Rights granted hereunder shall be converted into stock appreciation rights and awards measured by the Exchange Stock, unless the

Committee, in its sole discretion, determines that any or all such Rights shall not be converted, but instead shall terminate in accordance with the provisions of Section 8(b)(i) The amount and price of converted Rights shall be determined by adjusting the amount and price of the Rights or other awards granted hereunder to take into account the relative values of the Exchange Stock and Corporation’s common shares in the transaction.

(iii)  Mergers, Acquisitions, Etc.   The Committee may also grant Rights with terms, conditions and provisions that vary from those specified in the Plan if such awards are granted in substitution for, or in connection with the assumption of, stock appreciation rights awarded by another Corporation and assumed or otherwise agreed to be provided for by the Corporation pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Corporation or a parent or subsidiary Corporation of the Corporation is a party.

9.     Amendment of Plan.

The Board may modify or amend the Plan in such respects as it deems advisable but no such amendment may (a) increase the number of shares available under the Plan (other than an increase solely to reflect a reorganization, recapitalization, stock spit, stock dividend, combination of shares, merger, consiolidation or any other change in corporate structure of the Corporation affecting the Common Stock, or any distribution to shareholders othert than a cash dividend); (b) change the types of awards available under the Plan; (c) extend the term of the Plan; or (d) constitute a “material revision” to the Plan or other modification requiring stockholder approval pursuant to the New York Stock Exchange Corporate Governance Listing Standards. No change in an award already granted shall be made without the written consent of the holder of such award.

10.   Employment and Service Rights.

Nothing in the Plan or any award pursuant to the Plan shall (a) confer upon any employee any right to be continued in the employment of the Corporation or any parent or subsidiary Corporation of the Corporation or interfere in any way with the right of the Corporation or any subsidiary of the Corporation by whom such employee is employed to terminate such employee’s employment at any time, for any reason, with or without cause, or increase or decrease such employee’s compensation or benefits; or (b) confer upon any person engaged by the Corporation or any parent or subsidiary Corporation of the Corporation any right to be retained or employed by the Corporation or any parent or subsidiary Corporation of the Corporation or to the continuation, extension, renewal, or modification of any compensation, contract, or arrangement with or by the Corporation or any subsidiary of the Corporation.

11.   Participation by Directors.

Commencing June 5, 2007, after every annual meeting of the shareholders, each non-employee director of the Corporation shall be awarded a number of Restricted Shares which most nearly totals $60,000 in value, based upon the closing price of the Corporation’s common shares quoted on the New York Stock Exchange on the business day following the next quarterly announcement of the Corporation’s earnings. (the “Valuation Date”) No fractional shares shall be issued. Restricted Share Grants to directors shall be issued as of the Valuation Date and shall vest and become free of all restrictions 25% after one year and 25% following each year of director service thereafter. Such awards shall be subject to the provisions of this Plan in all other respects. All Rights which may have been granted to a director prior to the effective date of this Plan as amended and restated shall be exercisable whether or not they would otherwise be subject to exercise, and all restrictions applicable to grants of restricted shares shall lapse, upon the director’s death or reaching of the mandatory retirement age established for directors.

12.   Rights as a Shareholder.

(a)   Recipients of Rights. The recipient of any award of Rights under the Plan shall have no rights as a shareholder with respect to any Right, and except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights issued to shareholders. Shares issued pursuant to the exercise of Rights may bear such restrictions on sale or other transfer as counsel to the Corporation may determine are required under securities or other applicable laws.

(b)   Recipients of Restricted Shares.   Recipients of awards of Restricted Stock shall be entitled to vote such shares on any issue presented to the shareholders for a vote. Recipients of awards of Restricted Stock shall not be entitled to sell or otherwise transfer such shares except as permitted by the agreement evidencing the award. Restricted Shares may bear such restrictions on sale or other transfer as counsel to the Corporation may determine are required under securities or other applicable laws.

13.   Governing Law.

The provisions of this Plan shall be governed by and interpreted in accordance with the laws of the State of Oregon.

CASCADE CORPORATION 2201 NE 201ST AVENUE FAIRVIEW, OR 97024-9718 ATTN: ROBIN PETERSON

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ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cascade Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:			CCORP1		KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CASCADE CORPORATION

Vote on Directors
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the number of the nominee on the line below.
1.	Election of Directors

Nominees:
		☐	☐	☐
01 Nicholas R. Lardy
02 Nancy A. Wilgenbusch

Vote on Proposal					For	Against	Abstain

2.	Proposal for approval of amendment and restatement of Stock Appreciation Rights Plan.				☐ ☐	☐

THIS PROXY WlLL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WlLL BE VOTED “FOR” THE ELECTION OF THE TWO NOMINEES AS DIRECTORS AND “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE STOCK APPRECIATION RIGHTS PLAN (EXCEPT THAT SHARES HELD THROUGH A BROKER OR OTHER NOMINEE WHO IS A NEW YORK STOCK EXCHANGE MEMBER ORGANIZATION WILL BE SO VOTED ONLY IF SPECIFIC VOTING INSTRUCTIONS ARE PROVIDED TO THE BROKER OR OTHER NOMINEE TO VOTE FOR PROPOSAL 2). THIS PROXY WILL ALSO BE VOTED AT THE PROXIES’ DISCRETION AS TO OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

NOTE:	Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

For address changes and/or comments, please check this box and write them on the back whereindicated.			☐

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

Signature [PLEASE SIGN WITHIN BOX] Date					Signature (Joint Owners) Date

CASCADE CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

JUNE 5, 2007

The shareholder(s) hereby appoint(s) R.C. Warren, Jr. and R.S. Anderson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Cascade Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 a.m., Pacific Time on June 5, 2007, at the Corporate Headquarters, 2201 NE 201st Avenue, Fairview OR 97204-9718, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S).  IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR EACH PROPOSAL (EXCEPT THAT SHARES HELD THROUGH A BROKER OR OTHER NOMINEE WHO IS A NEW YORK STOCK EXCHANGE MEMBER ORGANIZATION WILL BE SO VOTED ONLY IF SPECIFIC VOTING INSTRUCTIONS ARE PROVIDED TO THE BROKER OR OTHER NOMINEE TO VOTE FOR PROPOSAL 2).

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE